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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
America West Airlines, Inc.

     Under date of February 24, 1995, we reported on the balance sheets of America West Airlines, Inc. as of December 31, 1994 and 1993, and the related statements of operations, cash flows and stockholders' equity (deficiency) for the period August 26, 1994 to December 31, 1994, the period January 1, 1994 to August 25, 1994 and for each of the years in the two-year period ended December 31, 1993, which are included herein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Financial Data", "Selected Financial Data" and "Experts" in the prospectus.

     The audit report on the financial statements of America West Airlines, Inc. referred to above contains an explanatory paragraph that states that as discussed in Notes 1 and 2 to the financial statements, on August 25, 1994, America West Airlines, Inc. emerged from bankruptcy. The financial statements of the Reorganized Company reflect the impact of adjustments to reflect the fair value of assets and liabilities under fresh start reporting. As a result, the financial statements of the Reorganized Company are presented on a different basis than those of the Predecessor Company and, therefore, are not comparable in all respects.

                                          KPMG Peat Marwick LLP

Phoenix, Arizona
July 17, 1995